Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

12-24

Contacts:	Derrick Jensen, CFO
Investors—Kip Rupp, CFA
Media—Reba Reid
Quanta Services, Inc.
713-629-7600

QUANTA SERVICES ANNOUNCES DEFINITIVE AGREEMENT TO SELL ITS

TELECOMMUNICATIONS SUBSIDIARIES TO DYCOM INDUSTRIES FOR $275 MILLION

Transaction Enables Further Focus on Electric Power & Pipeline Infrastructure Markets

HOUSTON, Nov. 19, 2012 — Quanta Services, Inc. (NYSE: PWR) today announced that it has entered into a definitive agreement to sell its telecommunications subsidiaries to Dycom Industries, Inc. (NYSE: DY) for approximately $275 million in cash, subject to final adjustments. The subsidiaries included in the transaction comprise substantially all of Quanta’s domestic telecommunications infrastructure services operations. Quanta intends to use the proceeds of the transaction to support its ongoing strategic growth initiatives primarily associated with electric power and pipeline infrastructure and for general corporate purposes. The required waiting period under the Hart-Scott Rodino Act has expired, and subject to customary conditions, the transaction is expected to close by December 31, 2012. Stephens Inc. served as financial advisor to Quanta Services in the transaction.

“Significant electric power infrastructure investments are anticipated in North America and worldwide over the next several years, and the development of North American energy resources from conventional and unconventional formations will require major infrastructure expansion. This transaction enables Quanta to further strategically focus on energy infrastructure markets, which we believe will undergo substantial development in the coming years,” said Jim O’Neil, president and chief executive officer of Quanta Services. “Dycom Industries is a leader in the telecommunications infrastructure industry, and we are pleased that our telecommunications infrastructure services employees will be part of a high-quality organization once this transaction is completed. Further, I want to recognize Ken Trawick, who has been with Quanta since 1999 and has served as the president of our telecommunications operations since 2004, for his leadership and dedication to Quanta. We wish him well as he works with Dycom to ensure a smooth transition of operations. I would also like to thank all of our telecommunications employees for their significant contributions to our organization over the years.”

The subsidiaries in the transaction account for substantially all of Quanta’s domestic telecommunications infrastructure services operations. The trailing twelve month revenues through September 30, 2012, associated with these subsidiaries were approximately $535 million, which includes approximately $34 million for services performed within Quanta’s Fiber Optic Licensing segment and approximately $39 million of revenues from other Quanta segments. After closing the transaction, Quanta plans to disclose the estimated financial effects of the transaction on this year’s fourth quarter and full year 2012 results.

ABOUT QUANTA SERVICES

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power and natural gas and pipeline industries in North American and in certain international markets. Quanta’s comprehensive services include designing, installing, repairing and maintaining network infrastructure. Additionally, Quanta licenses point-to-point fiber optic telecommunications infrastructure in certain markets and offers related design, procurement, construction and maintenance services. With operations throughout North America and in certain international markets, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.

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Forward-Looking Statements

This press release (and oral statements regarding the subject matter of this release) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the anticipated timing of and the completion of the sale of Quanta’s telecommunications subsidiaries (the “Transaction”); the impact of the Transaction on projected revenues, earnings per share, margins, capital expenditures and other projections of financial and operating results; expectations regarding our business outlook, growth or opportunities in particular markets; Quanta’s strategies and plans; statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties that are difficult to predict or beyond our control, including, among others, the possibility that one or more closing conditions for the Transaction may not be satisfied or waived, the effects of disruption from the Transaction; variations in operating results; the effects of industry, economic or political conditions outside of the control of Quanta; adverse economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; and other risks and uncertainties detailed in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2011, Quanta’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, and any other documents that Quanta files with the Securities and Exchange Commission (SEC). Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov.